EXHIBIT 32.2

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned officer of Redwood Trust, Inc. (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: November 4, 2009	/s/ Martin S. Hughes
Martin S. Hughes
President, Chief Financial Officer,
and Co-Chief Operating Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Quarterly Report or as a separate disclosure document.